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EXHIBIT 5.1

OPINION OF GUNSTER, YOAKLEY & STEWART, P.A.

Our File Number: 12351.00042
Writer's Direct Dial Number: 561.650.0553
Writer's E-Mail Address: mmitrione@gunster.com

April 16, 2004

Todhunter International, Inc.
222 Lakeview Avenue, Suite 1500
West Palm Beach, Florida 33401

Ladies and Gentlemen:

        We have acted as legal counsel for Todhunter International, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 16, 2004, in connection with the registration under the Securities Act of 1933, as amended, by the Company of 853,000 shares of common stock, par value $.01 per share (the "Common Stock"), issuable under the Todhunter International, Inc. 2004 Stock Option Plan (the "Plan").

        As legal counsel for the Company, we have examined the corporate proceedings relating to the Plan and such other legal matters as we deemed appropriate for the purposes of rendering this opinion.

        We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by each of them.

        Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications hereinafter expressed, we are of the opinion that the shares of Common Stock to be issued under the Plan have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

        We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida and the General Corporation Law of the State of Delaware (without reference to the choice-of-law or conflict-of-law provisions, principles or decisions under Florida or Delaware law, or under any other state, federal or foreign law), and we have assumed compliance with all other laws, including, without limitation, federal, foreign and other states' laws.

        Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering our opinion letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

        We hereby consent to the inclusion of this opinion letter as part of the Registration Statement. The foregoing opinions are furnished to you at your request, are solely for your benefit and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.

Very truly yours,

GUNSTER, YOAKLEY & STEWART, P.A.

By:	/s/ MICHAEL V. MITRIONE Michael V. Mitrione Vice President

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